EXHIBIT 16.1

June 18, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated June 18, 2009 of Israel Growth Partners Acquisition Corp. (the “Registrant”) and are in agreement with the statements contained in paragraphs two, three, and four on page 1 therein.

In addition, we have no basis to agree or disagree with other statements of the Registrant contained in paragraphs one and five on page 1 of the above referenced filing.

/s/ Ziv Haft
Certified Public Accountants (Isr.)
a BDO member firm